Exhibit 9.2

REALPHA TECH CORP.

6515 Longshore Loop

Dublin, OH 43017

March 11, 2023

Turnit Holdings, LLC

6640 Riverside Dr., Suite 500
Dublin, OH 43017

Attn: Mike Ensminger

Ladies and Gentlemen:

Reference is made to that certain Membership Interest Purchase Agreement, dated as of December 31, 2022 (the “Purchase Agreement”), between Turnit Holdings, LLC, an Ohio limited liability company (“Buyer”) and reAlpha Tech Corp., a Delaware corporation (“Seller”), relating to Buyer’s purchase of all of the issued and outstanding membership interests of myAlphie, LLC following its conversion from a Delaware corporation to a Delaware limited liability company.

In connection with the consummation of the Closing, Buyer and Seller hereby agree, notwithstanding anything to the contrary contained in the Purchase Agreement or the documents and/or agreements entered into in connection therewith, as follows:

1.	In the event of a merger or consolidation of Seller with or into any other entity prior to the Closing, in which Seller is not the surviving entity, such surviving entity shall be bound by the provisions of the Purchase Agreement and shall be required to perform the covenants of Seller contained in the Purchase Agreement, to the extent such provisions or covenants were applicable to Seller prior to the merger or consolidation.

2.	The Closing shall take place as soon as commercially practicable following the date of this letter agreement, but no later than May 1, 2023, or on such date as may be mutually agreed to by Buyer and Seller.

3.	In connection with, and resulting from the extension of the Closing, Seller shall waive and forfeit its right to receive the Buyer Issued Interests as a part of the Purchase Consideration payable to Seller under Section 2.02 of the Purchase Agreement.

Capitalized terms used and not defined herein shall have the meanings given to them in the Purchase Agreement. The provisions of Article X of the Purchase Agreement are hereby incorporated into this letter agreement. Except as otherwise set forth herein, the provisions of the Purchase Agreement shall remain in full force and effect.

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If the foregoing accurately reflects our understanding, please confirm your agreement by signing in the space provided below and returning a signed copy back to us, whereupon this letter agreement will become a binding agreement between the parties.

Very truly yours,

REALPHA TECH CORP.

By:
Name:	Giri Devanur
Title:	Chief Executive Officer

AGREED AND ACCEPTED
as of the date first written above:

TURNIT HOLDINGS, LLC

By:
Name:	Brent D. Crawford
Title:	Manager